-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M  4/A |                                      Washington, D.C. 20549                          |         OMB APPROVAL     |
-----------------                                                                                       |--------------------------|
[ ] Check this box if no                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
    longer subject to                                                                                   |Expires: December 31, 2001|
    Section 16. Form 4 or                                                                               |Estimated average burden  |
    Form 5 obligations may  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     |hours per response.....0.5|
    continue. See               Section 17(a) of the Public Utility Holding Company Act of 1935 or      ----------------------------
    Instruction 1(b)                     Section 30(f) of the Investment Company Act 1940

(Print or Type response)
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|    Compaq Computer Corporation         |     CMGI, INC    ("CMGI")                      |                                        |
|                                        |                                                |   Director            X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|    20555 State Highway 249             |  (Voluntary)          |    May      2001       |                                        |
|                                        |                       |                        |----------------------------------------|
|----------------------------------------|                       |------------------------|7. Individual or Joint/Group Filing     |
|      (Street)                          |                       |5.If Amendment, Date of |   (Check Applicable Line)              |
|                                        |                       |  Original (Month/Year) |                                        |
|                                        |                       |                        |    Form filed by One Reporting Person  |
|    Houston   TX               77070    |                       |                        |---                                     |
|                                        |                       |                        | X  Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Transac-|4.Security Acquired (A) or   |5.Amount of      |6.Owner-|7.Nature of      |
|  (Instr. 3)                   |  tion Date |tion Code |  Disposed of (D)            |  Securities     |Ship Fo-|  Indirect       |
|                               |(Month/Day/ |(Instr.8) |  (Instr. 3, 4 and 5)        |  Beneficially   |rm: Dir-|  Beneficial     |
|                               | Year)      |----------|-----------------------------|  Owned at End of|ect (D) |  Ownership      |
|                               |            |    |     |              |    |         |  Month (Instr.  |or Indi-|  (Instr. 4)     |
|                               |            |    |     |              |    |         |  3 and 4)       |rect (I)|                 |
|                               |            |    |     |              |(A) |         |                 |(Instr. |                 |
|                               |            |Code| V   |    Amount    |(D) |  Price  |                 |4)      |                 |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|-----------------|
|                               |            |    |     |              |    |         |                 |        |                 |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|-----------------|
| Common Stock                  |   05/04/01 | S  |     |      700,000 | D  |$6.1211  |                 |   I    |                 |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|-----------------|
| Common Stock                  |   05/07/01 | S  |     |    1,500,000 | D  |$6.2500  |                 |   I    |                 |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|-----------------|
| Common Stock                  |   05/08/01 | S  |     |      125,000 | D  |$5.9100  |                 |   I    |                 |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|-----------------|
| Common Stock    (01)          |   05/22/01 | S  |     |      100,000 | D  |$5.6000  |     41,650,301  |   I    |                 |
|-------------------------------|------------|----|-----|--------------|----|---------|-----------------|--------|-----------------|
| Common Stock    (02)          |            |    |     |              |    |         |         61,234  |   I    |                 |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)
**The  reporting  person  disclaims  beneficial  ownership  of  the  reported securities.

===================================================================================================================================

                                                     (Print or type responses)

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date     |7.Title and Amount |8.Price of|9.Number  |10.     |11.Nature |
|Derivative|sion or  |Tran-|  saction|  Derivative       |Exercisable|  of Underlying    |Derivative|  of      |Ownersh-|   of     |
|Security  |Exercise |sact-|  Code   |  Securities       |and        |  Securities       |Security  |Derivative|ip Form |Indirect  |
|(Instr. 3)|Price of |ion  |(Instr.8)|  Acquired (A) or  |Expiration |  (Instr. 3 and 4) |(Instr. 5)|Securities|of Deri-|Beneficial|
|          |Deriva-  |Date(|         |  Disposed of (D)  |Date       |                   |          |Benefi-   |vative  |Ownership |
|          |tive     |Month|         |  (Instr. 3, 4 an  |(Month/Day/|                   |          |cially    |Security|(Instr. 4)|
|          |Security |/Day/|         |  and 5)           |   Year)   |                   |          |Owned at  |: Direct|          |
|          |         |Year)|         |                   |-----------|-------------------|          |End of    |(D) or  |          |
|          |         |     |         |                   |     |     |         |Amount or|          |Month     |Indirect|          |
|          |         |     |---------|-------------------|Date |Exp. |  Title  |Number of|          |(Instr. 4)|(I) (In-|          |
|          |         |     |Code| V  |   (A)   |   (D)   |Exbl.|Date |         |Shares   |          |          |str. 4) |          |
|----------|---------|-----|----|----|---------|---------|-----|-----|---------|---------|----------|----------|--------|----------|
|          |         |     |    |    |         |         |     |     |         |         |          |          |        |          |
|----------|---------|-----|----|----|---------|---------|-----|-----|---------|---------|----------|----------|--------|----------|
|          |         |     |    |    |         |         |     |     |         |         |          |          |        |          |
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Explanation of Responses:
(01)  On September 21, 2000, Compaq Computer Corporation assigned its interest in CMGI, Inc. to
      CPQ Holdings, Inc., a wholly owned subsidary of Compaq Computer Corporation and thereby has an indirect ownership interest in CMGI, Inc.
(02)  CPCG Holdings, Inc., a wholly owned subsidiary of Compaq Computer Corporation, continues to hold this interest in CMGI, Inc.

                                                                               COMPAQ COMPUTER CORPORATION

     ***   Intentional misstatements or omissions of facts constitute                /s/ Gregory L. Phillips           June 27, 2001
           Federal Criminal Violations.  See 18 U.S.C. 1001 and               By:---------------------------------  ---------------
           15 U.S.C. 78ff(a)                                                      Gregory L. Phillips                    Date
                                                                                  Assistant Secretary

***Signature of Reporting Person

                                                                                               Page 2

====================================================================================================================================

                                                                                               SEC 1474 (3-99)

                       JOINT FILER INFORMATION

Name:                                  CPCG Holdings, Inc.

I.R.S. Identification Number:          76-0647487

Address:                               20555 State Highway 249
                                       Houston, TX 77070

Designated Filer:                      Compaq Computer Corporation

Issuer and Ticker Symbol:              CMGI, Inc. ("CMGI")

Statement for Month/Year:              May, 2001

 CPCG HOLDINGS, INC.

By:   /s/  C. Alexis Keene                     June 27, 2001
------------------------------------------  ---------------
     C. Alexis Keene                         Date
     Secretary

Name:                                  CPQ Holdings, Inc.

I.R.S. Identification Number:          51-0337545

Address:                               20555 State Highway 249
                                       Houston, TX 77070

Designated Filer:                      Compaq Computer Corporation

Issuer and Ticker Symbol:              CMGI, Inc. ("CMGI")

Statement for Month/Year:              May, 2001

 CPQ HOLDINGS, INC.

By:   /s/  C. Alexis Keene                     June 27, 2001
------------------------------------------  ---------------
     C. Alexis Keene, Assistant                 Date
     Secretary